                                                                    Exhibit 3.16

     One or more natural persons of the age of 21 years or more may incorporate a business corporation by signing, verifying, and delivering Articles of Incorporation in duplicate to the Corporation Commissioner. The procedure for the formation of business corporations is set forth in ORS 57.306 through
57.331. See ORS 57.311 for the coated of Articles of Incorporation.

                            Articles of Incorporation
                                       OF
                    WILLAMETTE FALLS AMBULANCE SERVICE, INC.

     The undersigned natural person(s) of the age of twenty-one years or more, acting as incorporators under the Oregon Business Corporation Act, adopt the following Articles of Incorporation:

ARTICLE I The name of this corporation is Willamette Falls Ambulance Service, Inc. (The corporate name must contain the word "Corporation", "Company", "Incorporated" or "Limited" or an abbreviation of one of such words.) and its duration shall be perpetual

ARTICLE II The purpose or purposes for which the corporation is organized are:

          To engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act, ORS Chapter 57.

(It is not necessary to set forth in the articles any of the corporate powers enumerated in ORS 57.030 and 57.035. It, is sufficient to state, either alone or with other purposes, "That the corporation may engage in any lawful activity for which corporations may be organized under ORS Chapter 57"; however, it is desirable to state the primary purpose of the corporation in conjunction with such statement.)

ARTICLE III The aggregate number of shares which the corporation shall have authority to issue is

          500 shares of capital stock without nominal or par value.

(Insert statement as to par value of such shares or a statement that all of such shares are to be without par value. If there is more than one class of stock, insert a statement as to the preferences, limitations and relative rights of each class.)

ARTICLE IV The address of the initial registered office of the corporation is

1404 Standard Plaza, Portland, Oregon      97204
(Street and Number)                     (Zip Code)

and the name of its initial registered agent at such address is Joyle C. Dahl

ARTICLE V The number of directors constituting the initial board of directors of the corporation is three (At least three), and the names and address of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

                                   Address
                    ------------------------------------
Name                (Street and Number)       (Zip Code)
----                -----------------------   ----------
Dennis H. Marsh     1015 Cornell Avenue
                    Gladstone, Oregon 97027

John William Reed   16901 S. E. Division
                    Portland, Oregon 97236

Joyle C. Dahl       1404 Standard Plaza
                    Portland, Oregon 97204

ARTICLE VI The name and address of each incorporator is:

                                   Address
                    ------------------------------------
Name                (Street and Number)       (Zip Code)
----                -----------------------   ----------
Joyle C. Dahl       1404 Standard Plaza
                    Portland, Oregon 97204

ARTICLE VII (Add provisions for the regulation of the internal affairs of the corporation as may be appropriate.)

          Two directors shall constitute a quorum for the transaction of any business of the corporation.

STATE OF OREGON     )
                      ss.
County of Multnomah )

I, the undersigned incorporator, herewith execute the foregoing and, being first duly sworn, declare the statements contained therein are true.

Joyle C. Dahl

Subscribed and sworn to before me this 29th day of May, 1968.


/s/ Jean A. Novotny
-------------------------------------
Notary Public for Oregon

My commission expires: Dec. 18, 1968

                                                         Submit Original and One
                                                         True Copy
                                                         No Fee Required

                                 STATE OF OREGON
                             DEPARTMENT OF COMMERCE
                              CORPORATION DIVISION

                              ARTICLES OF AMENDMENT
                                 By Shareholders
                                  (ORS 57.370)

     1. Name of the corporation prior to amendment Willamette Falls Ambulance Service, Inc.

     2.   Date amendment was adopted by shareholders August 18, 1986.

     3.   State article number(s) and set forth article(s) as amended.

                                    Article I

          The name of this corporation Is Buck Medical Services, Inc.

     4.   Shareholder Vote:

Class       Number of Shares   Number of Shares   Number of Shares   Number of Shares
of Shares      Outstanding     Entitled to Vote       Voted For        Voted Against
---------   ----------------   ----------------   ----------------   ----------------
Common             30                 30                 30                  0

     5. Other provisions if applicable required to be set forth in ORS 57.370(6) and (7).

     We, the undersigned officers, declare under the penalties of perjury that we have examined the foregoing and, to the best of our knowledge and belief it is true, correct and complete.


By: /s/ X                             and   /s/ X
    -------------------------------         ------------------------------------
President or Vice President                 Secretary or Assistant Secretary

Dated Eighteenth of Aug, 1986.

Person to contact about this filing.

G. Todd Norvell   (503) 224-5858
NAME              PHONE NUMBER

Submit the original and one true copy to the Corporation Division, Commerce Bldg., 158 12th Street NE, Salem, Oregon 97310.

BC-3 (8-85)

                          UNANIMOUS WRITTEN CONSENT OF
                      SHAREHOLDER AND BOARD OF DIRECTORS OF
                    WILLAMETTE FALLS AMBULANCE SERVICE, INC.

     WHEREAS the undersigned are the sole shareholder and all directors of Willamette; Falls Ambulance Service, Inc., an Oregon corporation, and

     WHEREAS the undersigned desire to take the action hereinafter set forth by unanimous consent pursuant to ORS 57.791,

     NOW, THEREFORE the undersigned hereby adopt the following resolutions:

          RESOLVED that Article 1 of the corporation's Articles of Incorporation be amended to read in full as follows:

                                   "Article I

               "The name of this corporation is Buck Medical Services, Inc."

     IN WITNESS WHEREOF the undersigned have executed this consent as of August 18, 1986.

SHAREHOLDER                             BOARD OF DIRECTORS


/s/ Dennis H. Marsh                     /s/ Dennis H. Marsh
-------------------------------------   ----------------------------------------
Dennis H. Marsh                         Dennis H. Marsh


                                        /s/ George W. Thomas
                                        ----------------------------------------
                                        George W. Thomas

                               ARTICLES OF MERGER
                                 By Shareholders

                    PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

1.   Names of corporations proposing to merge:

     A.   Buck Medical Services, Inc.   Oregon registry # 083500-19

     B.   BMS Acquisition Corp.         Oregon registry # 32341380

2.   Name of the surviving corporation: Buck Medical Services, Inc.

3.   A copy of the plan of merger is attached.

4.   Corporation A check the appropriate statement:

     [ ]  Shareholder approval was not required.

     [X] Shareholder approval was required. The shareholder vote was as follows:

Class or series of   Number of shares     Number of votes     Number of votes   Number of votes
shares                  outstanding     entitled to be cast       cast for        cast against
------------------   ----------------   -------------------   ---------------   ---------------
Common                      30                   30                  30                0

     Corporation B - check the appropriate statement:

     [ ]  Shareholder approval was not required.

     [X] Shareholder approval was required. The shareholder vote was as follows:

Class or series of   Number of shares     Number of votes     Number of votes   Number of votes
shares                  outstanding     entitled to be cast       cast for        cast against
------------------   ----------------   -------------------   ---------------   ---------------
Common                      100                 100                 100                0


Execution for
Corporation A   /s/ Dennis H. Marsh            Dennis H. Marsh    President
                ----------------------------
                Signature                      Printed name       Title


Execution for
Corporation B   /s/ Paul M. Verrochi           Paul M. Verrochi   Vice President
                ----------------------------
                Signature                      Printed name       Title

Person to contact about this filing: William George   (617) 951-7313
                                     Name             Daytime phone number

Make checks payable to the Corporation Division. Submit the completed form and fee to: Corporation D vision, Business Registry, 158 12th Street NE, Salem, Oregon 97310-0210.

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  By and Among

                         AMERICAN MEDICAL RESPONSE, INC.

                              BMS ACQUISITION CORP.

                           BUCK MEDIAL SERVICES, INC.

                                 DENNIS H. MARSH

                                       and

                                MICHAEL T. MARSH

                                January 11, 1993

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  MERGER ..............................................................     1
      1.1   The Merger ..................................................     1
      1.2   Filing of Certificate of Merger .............................     2
      1.3   Effective Time of the Merger ................................     2
      1.4   Effect of the Merger ........................................     2
      1.5   Further Assurances ..........................................     2

2.  ARTICLES OF INCORPORATION; BY-LAWS; BOARD OF DIRECTORS; OFFICERS ....     2
      2.1   Articles of Incorporation ...................................     2
      2.2   By-Laws .....................................................     2
      2.3   Directors ...................................................     2
      2.4   Officers ....................................................     3

3.  CONVERSION OF SHARES ................................................     3
      3.1   Conversion...................................................     3
      3.2   Certificates.................................................     3

4.  CLOSING .............................................................     4

5.  ESCROW ..............................................................     4

6.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS ......................     4
      6.1   Due Organization.............................................     4
      6.2   Authorization................................................     5
      6.3   No Conflicts; Approvals .....................................     5
      6.4   Capital Stock of Company  ...................................     6
      6.5   Transactions in Capital Stock ...............................     6
      6.6   No Bonus Shares .............................................     6
      6.7   Subsidiaries.................................................     6
      6.8   Predecessor Status; etc......................................     6
      6.9   Financial Statements ........................................     6
      6.10  Liabilities and Obligations .................................     7
      6.11  Accounts and Notes Receivable ...............................     8
      6.12  Permits and Intangibles......................................     8
      6.13  Real and Personal Property ..................................     9
      6.14  Material Contracts and Commitments ..........................    10
      6.15  Labor Matters ...............................................    11
      6.16  Real Property ...............................................    11
      6.17  Insurance ...................................................    11
      6.18  Compensation ................................................    11
      6.19  Employee Benefit Plans ......................................    12
      6.20  Qualified Plans .............................................    12

      6.21  Conformity with Law .........................................    13
      6.22  Taxes........................................................    13
      6.23  Completeness ................................................    14
      6.24  Government Contracts.........................................    14
      6.25  Absence of Changes...........................................    14
      6.26  Deposit Accounts; Powers of Attorney.........................    15
      6.27  Environmental Matters .......................................    16
      6.28  Underground Storage Tanks ...................................    16
      6.29  Brokers and Finders .........................................    17
      6.30  Relations with Government ...................................    17
      6.31  Disclosure...................................................    17

7.  REPRESENTATIONS OF AMERICAN AND NEWCO ...............................    17
      7.1   Due Organization ............................................    17
      7.2   Authorization ...............................................    18
      7.3   No Conflicts; Approvals......................................    18
      7.4   American Stock ..............................................    18
      7.5   Prospectus...................................................    19
      7.6   Disclosure ..................................................    19
      7.7   Investigation ...............................................    19
      7.8   Brokers and Finders..........................................    19

8.  COVENANTS OF STOCKHOLDERS AND THE COMPANY PRIOR TO CLOSING...........    19
      8.1   Access, and Cooperation......................................    19
      8.2   Conduct of Business Pending Closing .........................    20
      8.3   Prohibited Activities........................................    20
      8.4   Notice to Bargaining Agents .................................    22
      8.5   No Shop......................................................    22

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS
      9.1   Representations and Warranties; Performance of Obligations...    22
      9.2   Proceedings Satisfactory ....................................    22
      9.3   No Litigation................................................    22
      9.4   Escrow Agreement.............................................    23
      9:5   Employment Agreement.........................................    23
      9.6   Consulting Agreement.........................................    23
      9.7   Opinion of Counsel...........................................    23
      9.8   Environmental Reports........................................    23

10. CONDITIONS TO OBLIGATIONS OF AMERICAN AND NEWCO......................    23
      10.1  Representations and Warranties; Performance of Obligations ..    24
      10.2  Proceedings Satisfactory ....................................    24
      10.3  No Litigation ...............................................    24
      10.4  Examination of Financial Statements..........................    24
      10.5  No Material Adverse Change...................................    24
      10.6  Due Diligence ...............................................    24

      10.7  Stockholders Release.........................................    24
      10.8  Escrow Agreement ............................................    25
      10.9  Employment Agreements .......................................    25
      10.10 Consulting Agreement ........................................    25
      10.11 Environmental Reports .......................................    25
      10.12 Durable Medical Division ....................................    25
      10.13 Related Transactions ........................................    25
      10.14 Opinion of Counsel ..........................................    25
      10.15 Consents and Approvals ......................................    25
      10.16 Additional Liabilities and Obligations ......................    25
      10.17 Additional Contracts ........................................    26
      10.18 Repayment of Indebtedness ...................................    26

11. COVENANTS AFTER CLOSING .............................................    26
      11.1  Release from Guarantees .....................................    26
      11.2  Payment of Taxes ............................................    26
      11.3  Filing Final Tax Return .....................................    26

12. INDEMNIFICATION .....................................................    26

13. TERMINATION OF AGREEMENT ............................................    27
      13.1  Termination .................................................    27
      13.2  Liabilities in Event of Termination .........................    27

14. NONCOMPETITION ......................................................    27
      14.1  Prohibited Activities .......................................    27
      14.2  Damages .....................................................    28
      14.3  Reasonable Restraint ........................................    29
      14.4  Severability; Reformation ...................................    29
      14.5  Independent Covenant ........................................    29
      14.6  Materiality .................................................    29

15. NONDISCLOSURE OF CONFIDENTIAL INFORMATION............................    29
      15.1  Stockholder .................................................    29
      15.2  American ....................................................    30
      15.3  Damages .....................................................    30

16. FEDERAL SECURITIES ACT AND RESTRICTIONS ON THE SHARES ...............    31
      16.1  Sophistication...............................................    31
      16.2  Registration Rights .........................................    32
      16.3  Availability of Rule 145.....................................    33

17. GENERAL . ...........................................................    34
      17.1  Cooperation .................................................    34
      17.2  Successors and Assigns ......................................    34
      17.3  Entire Agreement ............................................    34
      17.4  Counterparts ................................................    34

      17.5  Expenses ....................................................    34
      17.6  Notices .....................................................    35
      17.7  Governing Law ...............................................    36
      17.8  Survival of Representations and Warranties...................    36
      17.9  Exercise of Rights and Remedies..............................    36
      17.10 Time.........................................................    36
      17.11 Reformation and Severability.................................    36

                      AGREEMENT AND PLAN OP REORGANIZATION

     THIS AGREEMENT AND PLAN OP REORGANIZATION (the "Agreement") is made as of the 11th day of January, 1993, among AMERICAN MEDICAL RESPONSE, INC., a Delaware corporation ("American"), BMS ACQUISITION, INC., an Oregon corporation ("Newco"), BUCK MEDICAL SERVICES, INC., an Oregon corporation (the "Company") and DENNIS H. MARSH and MICHAEL T. MARSH (collectively, the "Stockholders"), the owners of all of the outstanding capital stock of the Company.

                                    RECITALS

     WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Oregon, having been incorporated on December 14, 1992, solely for the purpose of completing this transaction, and is a wholly-owned subsidiary of American;

     WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of Oregon; and

     WHEREAS, the Acquisition Committee of the Board of Directors of American and the respective Boards of Directors of Newco and the Company (all of which companies are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Oregon, such transaction sometimes being herein called the "Merger".

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.   MERGER.

     1.1 The Merger. At the Effective Time (as defined in Section 1.3), Newco shall be merged with and into the Company pursuant to the Oregon Business Corporation Act (the "Corporation Law"). Thereupon, the corporate identity and existence of the Company, with all its rights, privileges, impunities, powers and purposes, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence of Newco, with all its rights, privileges, immunities, powers and purposes, shall be merged into the Company as the corporation surviving the Merger and the Company shall be fully vested therewith. The separate identity, existence and corporate organization of Newco shall cease upon the Merger becoming effective as herein provided and thereupon Newco and the Company shall be a single corporation (herein sometimes called the "Surviving Corporation").

     1.2 Filing of Certificate of Merger. At the Closing (as defined in Section
5), the Company and Newco will cause Articles of Merger in substantially the form of Annex I hereto (the "Articles of Merger") to be executed, attested and filed with the office of the Secretary of State of the State of Oregon as provided in the Corporation Law.

     1.3 Effective Time of the Merger. The Merger shall be effective immediately upon the filing of the Articles of Merger as aforesaid, which time is herein sometimes referred to as the "Effective Time".

     1.4 Effect of the Merger. The Merger shall have the effect set forth in the Corporation Law.

     1.5 Further Assurance. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Newco acquired or to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, the Company and Newco agree that the Company, Newco and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of Newco, the proper officers and directors of the Company, and the proper officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or Newco or otherwise to take any and all such action.

2.   ARTICLES OF INCORPORATION; BY-LAWS; BOARD OF DIRECTORS; OFFICERS.

     2.1 Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, as the same may thereafter be amended from time to time as provided by the Corporation Law, shall be, and may be separately certified as, the Articles of Incorporation of the Surviving Corporation.

     2.2 By-Laws. The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with the Corporation Law, the Articles of Incorporation of the Surviving Corporation and said by-laws.

     2.3 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the following persons, each of such persons to serve, subject to the provisions of the Articles of Incorporation and by-laws of the Surviving Corporation, until his successor is elected and qualified:

          Paul M. Verrochi
          Dominic J. Puopolo
          Paul T. Shirley
          Trace Skeen

     2.4 Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in the same capacity or capacities, each of such officers to serve, subject to the provisions of the Articles of Incorporation and by-laws of the Surviving Corporation, until his successor is elected and qualified.

3.   CONVERSION OF SHARES.

     3.1 Conversion. At the Effective Time, the issued shares of capital stock of Company and Newco shall, by virtue of the Merger and without any action on the part of any holder thereof, become and be converted or canceled as follows:

          (a) Each outstanding share of common stock of Newco ("Newco Stock") held of record by American will automatically be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

          (b) All the outstanding shares of Company Stock (as defined in Section 6.4) will be converted into the right to receive (i) that number of shares of the common stock, $.01 par value of American (the "American Common Stock"), obtained by dividing $2,300,000 by the Closing Market Price, (ii) an amount equal to $4,750,000 in cash, and (iii) an amount equal to $750,000, which shall be placed in escrow in accordance with Section 5. The term "Closing Market Price" shall mean the average of the closing prices of American Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal, for the ten consecutive trading days ending on the fifth business day prior to the closing.

          (c) The consideration recited in paragraph (b) above shall be allocated between the Stockholders in accordance with Schedule 3.1(c) attached hereto, and each Stockholder hereby elects to receive in the Merger the consideration set forth next to his name on said Schedule.

     3.2 Certificates. On or prior to the Effective Time, each Stockholder shall surrender to American for cancellation by the Company the certificates representing all of the issued and outstanding shares of Company Stock owned by such Stockholder. Each such certificate surrendered shall be duly endorsed in blank, or accompanied by stock powers, with signatures guaranteed by a national bank or a member firm of the New York Stock Exchange (with all necessary transfer taxes paid by, and stamps affixed acquired at the expense of, the Stockholders), and shall be signed by each Stockholder exactly as his name appears on the face of the certificate. At the Effective Time after such surrender to American of such certificates, American shall deliver to the holder thereof, a certificate or certificates evidencing the number of shares of American Common Stock to which such holder is entitled pursuant to clause (i) of
Section 3.1(b) and the amount of cash to which such holder is entitled pursuant to clause (ii) of Section 3.1(b). Each such certificate delivered by American shall bear the legend required under Section 16.

4.   CLOSING.

     The closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Ropes & Gray, Boston, Massachusetts, or at such other place as may be agreed to by American, the Company and the Stockholders, on January 11, 1993, or on such date not later than January 31, 1993, as may be agreed to by American, the Company and the Stockholders (the "Closing Date").

5.   ESCROW.

     At the Effective Time, American shall deliver $750,000 to First Interstate Bank Oregon, N.A. as escrow agent (the "Escrow Agent") under the Escrow Agreement (the "Escrow Agreement"), which funds plus, to the extent provided in the Escrow Agreement, interest thereon (the "Escrow Funds") shall be held in escrow by the Escrow Agent pursuant to the Escrow Agreement as security for the Stockholders' obligations as provided therein.

6.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.

     The Stockholders jointly and severally make the following representations and warranties to, and covenants with, American. When a person makes a representation "to the best of his or its knowledge" such person shall have conducted a reasonable investigation of the subject matter of such representation and shall have reasonable ground to believe, and shall believe, that the representation and warranty as stated is true.

     6.1 Due Organization. The Company is a duly organized and validly existing corporation under the laws of the State of Oregon, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business of the Company taken as a whole. Complete and correct copies of the Articles of Incorporation of the Company (certified by the Secretary of State of the State of Oregon) and the By-laws of the Company, (certified by the Secretary of the Company) are attached hereto as Schedule 6.1. The stock records and minute books of the Company heretofore made available to American are complete and correct.

     6.2 Authorization. The Company has all corporate power and authority, and each of the Stockholders has all power and authority, to enter into and perform this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Company. This Agreement has been duly and validly executed and delivered by the Company and each of the Stockholders, constitutes the legal, valid and binding obligation of each of them and is enforceable against each of them in accordance with its terms, subject as to enforcement of remedies to fraudulent conveyance, bankruptcy, reorganization, insolvency and similar laws from time to time in effect.

     6.3 No Conflicts; Approvals.

          (a) Neither the execution, delivery and performance of this Agreement by the Company and by the Stockholders nor the consummation of the Merger and the other transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Company, (ii) except as disclosed on Schedule 6.3, result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any material contract or agreement to which either Stockholder or the Company is a party or by which any of them or their respective assets may be bound, including without limitation, the Contracts (as defined in Section 6.14) or (iii) violate any order, law, rule or regulation applicable to either Stockholder or the Company or by which any of them or their respective properties or assets may be bound.

          (b) No action, consent or approval by, or filing by the Company or any Stockholder with, any Federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution, delivery or performance by the Stockholders or the Company of this Agreement or the consummation by Company of the Merger and the other transactions contemplated hereby, except (i) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, (ii) any consent or approval obtained prior to the Closing, or
     (iii) any consent or approval the failure of which to obtain would not have a material adverse effect on the business of the Company taken as a whole.

     6.4 Capital Stock of Company. The authorized capital stock of the Company consists of 500 shares of common stock, no par value ("Company Stock"), of which 30 shares are issued and outstanding. All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued and are fully paid and nonassessable, and are owned, beneficially and of record, by the Stockholders as set forth on Schedule 6.4. The Stockholders have, and as of the Closing Date will have, good title to such shares, free and clear of all liens, claims, security interests and encumbrances of every kind. Such shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws governing the offer and sale of securities and none of such shares were issued in violation of the preemptive rights of any past or present stockholder.

     6.5 Transactions in Capital Stock. Except as described in Schedule 6.5, the Company has not acquired, directly or indirectly, any shares of its capital stock in the previous two years. No option, warrant, call, conversion right or commitment of any kind exists that obligates the Company to issue any of its authorized but unissued capital stock. In addition, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interests therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of the Company nor the ownership of shares by Stockholders has been altered or changed within the previous two years.

     6.6 No Bonus Shares. None of the shares of the Company Stock were issued pursuant to awards, grants or bonuses.

     6.7 Subsidiaries. The Company has no subsidiaries. Except as set forth in
Schedule 6.7, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. The Company is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

     6.8 Predecessor Status, etc. Set forth in Schedule 6.8 is a listing of the corporate names of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired significant assets.

     6.9 Financial Statements. Attached as Schedule 6.9 are copies of the following financial statements of the Company (the "Financial Statements"):

          (a) the Balance Sheet of the Transportation Services Division and Transportation Management Services Division of the Company at December 31, 1991, and the related statement of operations, stockholders equity and cash flows for the one-year period then ended, audited by KPMG Peat Marwick, independent public accountants, together with the audit report thereon of such independent public accountants; and

          (b) the Balance Sheets of the Company at December 31, 1991, and December 31, 1990, and the Statement of Operations and Retained Earnings and the Statement of Cash Flows of the Company for the years then ended, reviewed by Van Beek and Company, the Company's independent public accountants, together with the review report thereon of such independent public accountants; and

          (c) the unaudited Balance Sheet of the Transportation Services Division and Transportation Management Services Division of the Company at October 31, 1992 (hereinafter referred to as the "Balance Sheet Date"), and the related unaudited statements of operations, stockholders' equity and cash flows for the ten-month period then ended reviewed by KPMG Peat Marwick, independent public accountants, together with the review report thereon of such independent public accountants.

The Financial Statements described in paragraph (b) above have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted). The Financial Statements described in paragraphs (a) and (c) above present fairly the financial condition of the Transportation Services Division and Transportation Management Services Division of the Company at the respective dates thereof and the results of their operations for the periods covered thereby. The Financial Statements described in paragraph (b) above present fairly the financial condition of the Company at the respective dates thereof and the results of their operations for the periods covered thereby.

     6.10 Liabilities and Obligations. Schedule 6.10 sets forth an accurate list as of the Balance Sheet Date of all material liabilities or obligations (other than the liabilities and obligations of the Durable Medical Division assumed by Marsh Medical Services, Inc., in connection with the transaction described in
Section 10.12) of the Company which are not reflected in the balance sheet described in Section 6.9(c), or in the footnotes thereto, and any material liabilities or obligations incurred thereafter not in the ordinary course of business of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise (other than the liabilities and obligations of the Durable Medical Division assumed by Marsh Medical Services, Inc., in connection with the transaction described in Section 10.12), together with, in the case of those liabilities which are not fixed (other than possible liabilities described on the "incident reports" described on Schedule 6.10), an estimate of the maximum amount which may be payable. For each such liability or Obligation for which the amount is not fixed or is contested, Schedule 6.10 sets forth the following:

          (a) a summary description of the liability together with the following:

               (i) references to copies of all relevant documentation relating thereto provided to American;

               (ii) amounts claimed and any other action or relief sought; and

               (iii) name of claimant and all other parties to the information: claim, suit or proceeding.

          (b) the name of each court or agency before which such claim, suit or proceeding is pending;

          (c) the date such claim, suit or proceeding was instituted; and

          (d) a reasonable best estimate by the Stockholders of the maximum amount, if any, which is likely to become payable with respect to each such liability (other than possible liabilities described on the "incident reports" described on Schedule 6.10). (If no estimate is provided, the Stockholders' best estimate shall for purposes of this Agreement be deemed to be zero.)

     6.11 Accounts and Notes Receivable. Schedule 6.11 sets forth an accurate summary list as of the Balance Sheet Date of the accounts and notes receivable of the Company, including receivables from and advances to employees and the Stockholders, and an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. An accurate, detailed list of such items has been delivered to American. All accounts and notes receivable of the Company outstanding on the Closing Date arose from the sale of products and services in the ordinary course of business and are legal and binding claims of the Company. To the best of the Stockholders' knowledge, there have been no changes in the accounts and notes receivable of the Company since the Balance Sheet Date other than trade receivables in the ordinary course of business.

     6.12 Permits and Intangibles.

          (a) Schedule 6.12 sets forth an accurate list and summary description of all material certificates of need, permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises and certificates owned, held, licensed or otherwise used by the Company (collectively, "Permits") and all trademarks, trade names, service marks, patents, patent applications and copyrights owned or held by the Company (collectively, "Intellectual Property"). To the best of the Stockholders' knowledge, the Company's rights in such Permits and Intellectual Property are adequate for the operation of the Company's business as presently conducted. Neither the Company nor, to the best of the Stockholders' knowledge, any other Party thereto, is in material default thereunder. There are no claims or proceedings pending or, to the best of the Stockholders' knowledge, threatened against the Company asserting the infringement by the Company of any trademark, service mark, copyright, patent, patent right or other proprietary right of any other person. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby, will cause a default under or alter or impair any rights, or give rise to any right to termination, cancellation, or acceleration or loss of any right or benefit, or require any consent or approval which has not been obtained under, or with respect to, any Permit or Intellectual Property which could have a material adverse effect on the business of the Company.

          (b) The Stockholders have made available to, and specifically identified (in writing or through employees of the Company) for, American, a description and copies as of the date of this Agreement, of all material records, reports, notifications, certificates of need, permits, pending permit applications, engineering studies, environmental impact studies, filed or submitted or, to the best of the Stockholder's knowledge, required to be filed or submitted, to governmental agencies and of all material notifications from such governmental agencies relating to the above or relating to the discharge or release of materials into the environment or otherwise relating to the protection of the public health or the environment.

     6.13 Real and Personal Property. Schedule 6.13:

          (a) sets forth an accurate list and a substantially complete description of all the real property leased by the Company;

          (b) sets forth an accurate list of all licensed vehicles owned or leased by the Company, and a fixed asset schedule that lists in summary form all the fixed assets used in the Company's business carried on the Company's books for tax purposes;

          (c) includes true and complete copies of written leases for material items of equipment and for real property on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company;

          (d) identifies those assets used in the Company's business which are owned by affiliates of the Company;

          (e) includes copies of all title reports and title insurance policies received or owned by the Company; and

          (f) includes a complete list and description of all real property owned or leased by the Company or any of the Company's predecessors during the previous ten years, other than residential properties leased by the Company for living quarters for its employees.

     Except as shown on Schedule 6.13, to the best of the Stockholders' knowledge, substantially all of the vehicles, machinery and equipment of the Company are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 6.13 are in full force and effect and constitute valid and binding agreements of the Company and, to the best of the Stockholders' knowledge, the other parties (and their successors) thereto and neither the Company, nor to the best of the Stockholders' knowledge, any other party thereto, is in material default thereunder. All material fixed assets used by the Company in the operation of its business are either owned by the Company or leased by the Company under an agreement listed on Schedule 6.13.

     6.14 Material Contracts and Commitments.

          (a) Schedule 6.14 sets forth an accurate list of all material contracts, commitments and similar agreements or arrangements, whether written or oral (collectively, the "Contracts") to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, employment agreements, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements).

          (b) The Stockholders have delivered to American true and complete copies of Contracts that are in writing and an accurate and complete description of all oral Contracts.

          (c) Except to the extent set forth on Schedule 6.14, to the best of the Stockholders' knowledge, the Company has complied with all material commitments and obligations pertaining to the Contracts and is not in material default under any Contract and has not received or given any notice of default thereunder and no other party to a Contract is in material default thereunder.

          (d) Each of the Contracts is the legal, valid and binding obligation of the Company, and to the best of the Stockholders' knowledge, the other parties thereto. To the best of the Stockholders' knowledge, each of the Contracts is in full force and effect and will continue in full force and effect immediately following the Merger and the other transactions contemplated hereby.

          (e) To the best of the Stockholders' knowledge, none of the Company's customers have canceled or substantially reduced or are currently attempting or threatening to cancel or substantially reduce service.

          (f) To the best of the Stockholder's knowledge, the Company is not a party to any contract, agreement or other instrument or commitment which, singly or in the aggregate, materially and adversely affects or is likely to materially and adversely affect, the business of the Company taken as a whole.

     6.15 Labor Matters. Except as set forth in Schedule 6.15, the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union. Except as set forth in
Schedule 6.15, no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the best of the Stockholders' knowledge, is any organization campaign to establish such representation in progress. There is no pending or, to the best of the Stockholders' knowledge threatened, labor dispute involving the Company and any group of its employees nor has the

Company experienced any labor interruptions over the past three years. The Company considers its relationship with employees to be good and, except as disclosed on Schedule 6.15, does not anticipate that its relationships with its union or employees will, or is likely to, result in a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company.

     6.16 Real Property. The Company owns no real property.

     6.17 Insurance. Schedule 6.17(a) sets forth an accurate list of all insurance policies carried by the Company, copies of all property, general liability, excess liability, data processing, commercial automobile, garage, scheduled property, and workers' compensation insurance loss runs received for the past three (3) policy years are identified on Schedule 6.17(a) and have been previously provided to American. Copies of all policies currently in effect have previously been delivered to American and are complete and correct. The insurance carried by the Company with respect to its properties, assets and business is in amounts sufficient for the reasonably prudent protection of the properties, assets and business of the Company. To the best of the Stockholders' knowledge, such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. To the best of the Stockholders' knowledge, except as set forth on Schedule 6.17(b), the Company's insurance has never been canceled and the Company has never been denied coverage.

     6.18 Compensation. Schedule 6.18 sets forth an accurate list of all officers, directors and non-union key employees (having an annual salary in excess of $35,000) of the Company, the rate of compensation (and the portions thereof attributable to salary, bonus and ether compensation, respectively) of each such person as of the Balance Sheet Date and any increase therein since the Balance Sheet Date.

     6.19 Employee Benefit Plans. Schedule 6.19 sets forth an accurate schedule listing all material employee benefit or welfare plans of Company, including without limitation any pension, profit-sharing, bonus, stock option, incentive, deferred compensation, hospitalization, medical, insurance or other plan or arrangement, and any employment or other agreement containing "golden parachute" provisions, a description of such plans and arrangements and classifications of employees covered thereby. Copies of such plans, agreements, and any trusts related thereto have been delivered to American. To the best of the Stockholders' knowledge, all employee benefit plans listed on Schedule 6.19 are in substantial compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations to the extent such laws are applicable.

     6.20 Qualified Plans. All plans listed on Schedule 6.19 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") are so qualified. Except as disclosed on
Schedule 6.19, to the best of the Stockholders' knowledge, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof have been delivered to American. To the best of the Stockholders' knowledge, neither the Company nor any Stockholder nor any such plan listed in
Schedule 6.19 has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA which has not been fully resolved. To the best of the Stockholders' knowledge, no such plan listed in Schedule 6.19 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and, to the best of the Stockholders' knowledge, the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation which has not already been paid. The Stockholders further represent that:

          (i) there have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service to the extent notice and approval were required;

          (ii) no such plan listed in Schedule 6.19 subject to the provisions of Title IV of ERISA has been terminated;

          (iii) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in
     Schedule 6.19 for which a required filing has not been made; and

          (iv) the Company has no unsatisfied liability under Section 4062 of ERISA.

     6.21 Conformity with Law. 'To the best of the Stockholders' knowledge, the Company is not in material default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it. Except to the extent set forth in Schedule 6.10 there are no claims, actions, suits or proceedings, pending or to the best of the Stockholders' knowledge threatened, against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any such claim, action, suit or proceeding has been received. To the best of the Stockholders' knowledge, the Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might materially and adversely affect the business, operations, affairs, prospects, properties, assets, profits or condition, financial or otherwise, of the Company taken as a whole.

     6.22 Taxes.

          (a) The Company made an election to be taxed under the provisions of Subchapter S of the Internal Revenue Code on December 22, 1986, to be effective January 1, 1987. The Company has a taxable year ended December 31 and has not made an election to retain a fiscal year other than December 31 under Section 444 of the Code. Prior to January 1, 1993, the Company utilized the cash receipts and disbursements method of accounting for income tax purposes and had not changed its method of accounting in the past five years. The Stockholders have executed all documents sufficient to terminate the Company's election to be taxed as an S corporation effective as of January 1, 1993, and the Company has changed to the accrual method of accounting for tax purposes effective for the year ending December 31, 1992, in each case in conformity with the Code and applicable regulations thereunder and with applicable state law and regulations.

          (b) The Company has timely filed all requisite tax and information returns which are required to be filed by it and has paid, or has made adequate provision for the payment of, all taxes which may have or become due pursuant to such returns or to any assessment received by it. To the best of the Stockholders' knowledge, there is no additional assessment on any basis therefor. To the best of the Stockholders' knowledge, there are no open years, examinations in progress or claims against the Company for federal or other taxes (including penalties and interest) for any period and no notice of any claim, whether pending or threatened, for taxes has been received. To the best of the Stockholders' knowledge, the amounts shown as accruals for taxes on the financial statements of the Company as of the Balance Sheet Date delivered to American as a part of Schedule 6.9 are sufficient for the payment of all taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations within the last six years, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of the Company for the last three (3) fiscal years are attached hereto as Schedule 6.22.

     6.23 Completeness. To the best of the Stockholders' knowledge, the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or have been delivered, or made available to, and specifically identified (in writing or through employees of the Company) for, to American in connection with the transactions contemplated hereby are complete and correct.

     6.24 Government Contracts. Except as set forth on Schedule 6.24, to the best of the Stockholders' knowledge, the Company is not now and has never been a party to any governmental contracts subject to price redetermination or renegotiation.

     6.25 Absence of Changes. Except as set forth on Schedule 6.25, since the Balance Sheet Date, there has not been:

          (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

          (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

          (iii) any change in the authorized capital of the company or in its securities outstanding or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company);

          (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to its officers, directors, the Stockholders, employees, consultants or agents;

          (vi) any work interruptions, labor grievances or claims filed, proposed law or regulation or any event or condition of any character, materially adversely affecting the business or future prospects of the Company;

          (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including, without limitation, the Stockholders and their affiliates;

          (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholder or any affiliate thereof;

          (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (x) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets;

          (xi) any waiver of any material rights or claims of the Company;

          (xii) to the best of the Stockholders' knowledge, any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party; or

          (xiii) any other transaction by the Company outside the ordinary course of business.

     6.26 Deposit Accounts; Powers of Attorney. Schedule 6.26 sets forth an accurate schedule as of the date of this Agreement of:

          (i) the name of each financial institution in which the Company has accounts or safe deposit boxes;

          (ii) the names in which the accounts or boxes are held;

          (iii) the type of account; and

          (iv) the name of each person authorized to draw thereon or have access thereto.

Schedule 6.26 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power of attorney.

     6.27 Environmental Matters. Except as set forth on Exhibit 6.27, (a) to the best of the Stockholders' knowledge, the Company has never disposed of, or contracted for the disposal of, in violation of law, hazardous wastes, hazardous substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976, as amended (the "RCM"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Atomic Energy Act of 1954, as amended, or any comparable state laws, rules or regulations and (b) no such wastes, substances, or sludges generated by the Company have finally come to be located on any site which is or has been (including as a potential or suspect site) included in any published federal, state, or local "superfund" or other list of hazardous or toxic waste sites. Except as disclosed on Schedule 6.27, to the best of the Stockholders' knowledge, there has been no storage or treatment of solid wastes or hazardous wastes (as defined in RCRA) by Company or any predecessor in interest (at any site or other facility owned or operated by Company) in violation of any applicable law, rule, regulation, order, judgment or permit or that would require any material remedial action under any applicable law. Except as disclosed on Schedule 6.27, (a) the Company has not received any notice of any violation with respect to asbestos or hazardous substances at any of its sites, and (b) to the best of the Stockholders' knowledge, there has been no spill, discharge, leak, emission, injection, escape, dumping or release in reportable quantities onto any property owned by the Company, leased by Company from Dennis H. Marsh or leased by the Company from a third party other than residential properties leased by the Company from a third party for living quarters for its employees, or into the environment surrounding any such property of any hazardous substances as defined under any local, state or Federal regulations or laws. The Company has never owned, operated and/or leased a waste transfer, recycling, treatment, storage or disposal facility. None of the Company's employees has, in the course and scope of employment with the Company, been exposed in violation of any law or regulation to hazardous, infectious, radioactive or toxic wastes or substances. In addition, to the best of the Stockholders' knowledge, there has been no assertion by any governmental agency or other regulatory authority or any environmental lien or action.

     6.28 Underground Storage Tanks. Except as set forth on Schedule 6.28, to the best of the Stockholders' knowledge, the Company has never owned or leased any real estate having any underground storage tanks containing petroleum products (other than tanks containing heating oil in the case of residential properties leased by the Company for living quarters for its employees) or wastes or other hazardous substances regulated by 40 CFR 280 and/or other applicable federal, state or local laws, rules and regulations and requirements.

     6.29 Brokers and Finders. Neither any Stockholder nor the Company nor any officer, director or employee of the Company has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees for the Merger or any other transactions contemplated by the Agreement or otherwise. Neither the Company nor any of its officers, directors, or employees on behalf of the Company has incurred any liabilities for any financial advisory fees, brokerage fees, commissions or finders' fees that remain unpaid in connection with any transaction or proposed transaction.

     6.30 Relations with Government. Neither the Company nor any Stockholder has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office in violation of applicable law nor has it otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, for any law of similar effect.

     6.31 Disclosure. This Agreement and the schedules hereto and all other document and information furnished to American and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Company or the Stockholders become aware of any fact or circumstance which would change a representation or warranty of the Company or the Stockholders in this Agreement or any representation made on behalf of the Company, the Company and the Stockholders shall immediately give notice of such fact or circumstance to American. However, such notification shall not relieve either the Company or the Stockholders of their respective obligations under this Agreement.

7.   REPRESENTATIONS OF AMERICAN AND NEWCO.

     American and Newco jointly and severally make the following representations and warranties to, and covenants with, the Stockholders.

     7.1 Due Organization. Each of American and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly authorized, qualified aid licensed under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on the business of American, on a consolidated basis. Copies of the Certificate of Incorporation of American (certified by the Secretary of State of the State of Delaware), the Articles of Incorporation of Newco (certified by the Secretary of State of the State of Oregon) and the Bylaws of each of American and Newco (certified by the secretary or assistant secretary of the respective corporations) have previously been delivered to the Stockholders.

     7.2 Authorization. Each of American and Newco has all corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by American and Newco of this Agreement, the consummation of the Merger and other transactions contemplated hereby by American and Newco have been duly and validly authorized by all necessary corporate action on the part of American and Newco. This Agreement has been duly and validly executed and delivered by each of American and Newco and constitutes the valid and binding obligations of each of them enforceable in accordance with its terms, subject as to enforcement of remedies to fraudulent conveyance, bankruptcy, reorganization, insolvency and similar laws from time to time in effect.

     7.3 No Conflicts; Approvals.

          (a) Neither the execution, delivery and performance of this Agreement, the consummation of the Merger and other transactions contemplated hereby by American and Newco will (i) conflict with or result in a breach of any provision of the charter or bylaws of either American or Newco, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained with respect to any of the terms, conditions or provisions of any indenture, contract, agreement or instrument to which American or Newco is a party or by which any of their respective properties maybe bound or (iii) violate any order, law, rule or regulation applicable to American or Newco or by which any of their respective properties is bound.

          (b) No action, consent or approval by, or filing by American or Newco with, any Federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution and delivery by American or Newco of this Agreement or the consummation by American and Newco of the Merger and the other transactions contemplate hereby, other than such as shall have been made or obtained prior to the Closing and other than the filing of the Articles of Merger with the Secretary of State of the State of Oregon.

     7.4 American Stock. The shares of American Common Stock to be issued to the Stockholders pursuant to Section 3.2 (the "Shares") will be duly authorized, validly issued, fully paid and nonassassable.

     7.5 Prospectus. American has furnished to the Stockholders a copy of American's Prospectus dated January 7, 1993 (the "Prospectus"), which is part of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") covering the issuance of the Shares to the Stockholders (the "Registration Statement"). On the Closing Date, the issuance of the Shares to the Stockholders will be registered under the Securities Act of 1933, as amended (the "Act"). The Registration Statement will be effective on the Closing Date and, to the best knowledge of American, there is no stop or cease and desist order pending, threatened or in effect with respect to the Registration Statement or qualification or any similar order of any applicable regulatory authority pending, threatened or in effect.

     7.6 Disclosure. The Prospectus, including the financial disclosure contained therein, does not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There has been no material adverse change in the business of American, taken as a whole, since the date of the Prospectus.

     7.7 Investigation. American has conducted a due diligence review of the Company and its assets, books and records. American has been provided access to such records relating to the Company and its business and affairs as it has requested both in writing and orally, together with such opportunity as American has desired to interview employees, agents, and representatives of the Company. Nothing in this Section 7.7 shall limit in any way the representations and warranties of the Stockholders made in this Agreement.

     7.8 Brokers and Finders. Neither American nor Newco nor any of their respective officers, directors or employees has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees for the Merger or any other transactions contemplated by the Agreement or otherwise.

8.   COVENANTS OF STOCKHOLDERS AND THE COMPANY PRIOR TO CLOSING.

     8.1 Access and Cooperation. During the period from the date hereof through the Closing Date, the Company will afford to the officers and authorized representatives of American access to all of the Company's sites, properties, books and records and will furnish American with such additional financial and operating data and other information as to the business and properties of the Company as American may from time to time reasonably request. The Company will cooperate with American, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency.

     8.2 Conduct of Business Pending Closing. During the period from the date hereof through the Closing Date, the Company shall, and the Stockholders will cause the Company to:

          (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain its properties, facilities and equipment, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of its material obligations under agreements relating to or affecting its respective assets, properties, equipment or rights;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage with comparable insurers;

          (e) use its reasonable efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with the Company;

          (f) use its reasonable efforts to maintain compliance with all permits, laws, rules and regulations, consent orders, and similar requirements;

          (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of American; and

          (h) maintain present salaries and commission levels for all officers, directors, employees and agents, except that the Company may increase salaries of employees (other than the Stockholders) in accordance with merit reviews and consistent with past practices.

     8.3 Prohibited Activities. The Company will not, without prior written consent of American:

          (a) make any change in its Articles of Incorporation or Bylaws;

          (b) effect any change in the capital structure of the Company, including without limitation, the issuance of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

          (c) declare or pay any dividend, or make any other distribution in respect of its stock, except that (i) the Company may declare and pay dividends to the Stockholders, as of December 31, 1992, in an aggregate amount not to exceed $175,000 and (ii) the Company may declare and pay, as of December 31, 1992, the dividends described in Section 10.12;

          (d) purchase, redeem or otherwise acquire or retire for value any shares of its stock or other securities;

          (e) enter into any contract or commitment or incur or agree to incur any liability except in the normal course of business or make any capital expenditures in excess of $10,000 except that the Company may make the capital expenditures described on Schedule 8.3(e) hereto;

          (f) increase the compensation payable or to become payable to any officer, director, the Stockholders, employee or agent, or pay any bonus or management fee to any such person, except that the Company may (i) increase salaries of employees (other than the Stockholders) in accordance with merit reviews and consistent with past practices ands (ii) pay a bonus to Trace Skeen with respect to the fiscal year ended December 31, 1992, in an aggregate amount not to exceed $50,000;

          (g) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance (other than mechanics' liens and similar non-material liens arising in the ordinary course of business) upon any assets or properties whether now owned or hereafter acquired, except as set forth in
     Schedule 8.3(g);

          (h) except as provided by Schedule 8.3(h) and in Section 10.12, sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

          (i) make any contribution pursuant to the Company's employee benefit plans other than mandatory employer contributions;

          (j) negotiate for the acquisition of any business or the start-up of any new business or project;

          (k) merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (l) waive any material rights or claims of the Company;

          (m) knowingly breach or permit a breach of, or amend or terminate any material agreement or any permit, license or other right of the Company; or

          (n) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

     8.4 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide American with proof that any required notice has been sent.

     8.5 No Shop. None of the Stockholders, the Company or any agent, officer, director or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or January 31, 1993, directly or indirectly:

          (a) solicit or initiate the submission of proposals or offers from any person for,

          (b) participate in any discussions pertaining to or

          (c) furnish any information to any person other than American or Newco relating to,

any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS.

     The obligations of the Stockholders to consummate the Merger are subject to the fulfillment, prior to the Effective Time of each of the following conditions, any of which may be waived by the Stockholders. Upon consummation of the Merger, all of such conditions not satisfied shall be deemed to be waived.

     9.1 Representations and Warranties; Performance of Obligations. The representations and warranties of American and Newco contained in Section 7 shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by American and Newco on or before the Closing Date shall have been complied with, performed and satisfied; and a certificate to the foregoing effect dated the Closing Date and signed by a duly authorized officer of American shall have been delivered to the Stockholders.

     9.2 Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Stockholders and their counsel.

     9.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger or the consummation of the other transactions contemplated hereby, and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the management of the Company deems it inadvisable to proceed with the transactions hereunder.

     9.4 Escrow Agreement. American and First Interstate Bank Oregon, N.A. shall have executed and delivered to the Stockholders an Escrow Agreement in substantially the form of Annex II hereto (the "Escrow Agreement").

     9.5 Employment Agreement. American and the Company shall have executed and delivered to Michael T. Marsh an Employment Agreement in substantially the form of Annex III-A hereto.

     9.6 Consulting Agreement. American and the Company shall have executed and delivered to Dennis H. Marsh a Consulting Agreement in substantially the form of Annex IV hereto.

     9.7 Opinion of Counsel. The Stockholders shall have received an opinion from counsel for American, dated the Closing Date, in form and substance satisfactory to the Stockholders, to the effect that:

          (a) American is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware;

          (b) this Agreement has been duly authorized, executed and delivered by each of American and Newco and constitutes a valid and binding agreement of each of American and Newco enforceable against American and Newco in accordance with its terms subject to (i) bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceeding in equity or at law, except that no opinion need be expressed as to the second sentence of Section 11.1 or as to the enforceability of the provisions of
     Section 16.2 relating to indemnification; and

          (c) the Shares are duly authorized and, when issued pursuant to
     Section 3.2, will be validly issued, fully paid and nonassessable.

     9.8 Environmental Reports. The environmental audit reports with respect to the Properties (as defined in Section 10.11) shall be satisfactory to Dennis H. Marsh.

10.  CONDITIONS TO OBLIGATIONS OF AMERICAN AND NEWCO.

     The obligations of American and Newco to consummate the Merger are subject to the fulfillment, prior to the Effective Time of each of the following conditions, any of which may be waived by American and Newco. Upon consummation of the Merger, all of such conditions not satisfied shall be deemed to be waived.

     10.1 Representations and Warranties; Performance of Obligations. The representations and warranties of the Stockholders contained in Section 6 shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by the Company or the Stockholders on or before the Closing Date shall have been complied with, performed and satisfied; and a certificate to the foregoing effect dated the Closing Date and signed by each of the Stockholders shall have been delivered to American.

     10.2 Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to American and its counsel.

     10.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger or the other transactions contemplated by this Agreement and no governmental agency or body shall have taken any other action or made any request of American as a result of which the management of American deems it inadvisable to proceed with the transactions hereunder.

     10.4 Examination of Financial Statements. Prior to the Closing Date, American's independent public accountants shall have completed an audit of the Company's financial statements for the fiscal year ended December 31, 1991, and a review of the Company's financial statements for the ten-month period ended October 31, 199_ the results of which are satisfactory to American, in its sole discretion.

     10.5 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of the Company shall have occurred, and the Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of the Company to conduct its business; and American shall have received a certificate signed by the Stockholders dated the Closing Date to such effect.

     10.6 Due Diligence. American shall have completed and shall be satisfied with, its due diligence review of the business, operations, assets, prospects and condition, financial and otherwise, of the Company.

     10.7 Stockholders Release. Each of the Stockholders shall have delivered to American an instrument dated the Closing Date, in form and substance satisfactory to American, releasing the Company from any and all claims of the Stockholders against the Company.

     10.8 Escrow Agreement. The Escrow Agreement shall have executed and delivered to American by each of the Stockholders and First Interstate Bank Oregon, N.A.

     10.9 Employment Agreements. Michael T. Marsh and Trace Skeen shall have executed and delivered to American and the Company Employment Agreements in substantially the forms of Annexes III-A and III-B hereto, respectively.

     10.10 Consulting Agreement. Dennis H. Marsh shall have executed and delivered to American and the Company a Consulting Agreement in substantially the form of Annex IV hereto.

     10.11 Environmental Reports. Dennis H. Marsh shall have furnished to American environmental audit reports with respect to the properties listed on
Schedule 10.11 (the "Properties") in form and substance satisfactory to American.

     10.12 Durable Medical Division. The Company shall have declared and paid to the Stockholders a cash dividend in the aggregate amount of $200,000, which will be paid to the Company as a down payment of the purchase price for the purchase of assets of the Company's Durable Medical Division, as described in this
Section 10.12. Marsh Medical Services, Inc., shall have, in compliance with all applicable laws, purchased from the Company the assets and assumed the liabilities of the Company's Durable Medical Division described on Schedule
10.12 at a purchase price equal to the amount shown on Schedule 10.12 as the "Net assets withdrawn." The net worth of the Company as a result of such transactions shall not have been reduced by more than $200,000. American shall have received a certificate to these effects dated the Closing Date signed by each of the Stockholders.

     10.13 Related Transactions. All existing leases, agreements and arrangements between the Company and any Stockholder or any affiliate of a Stockholder shall either have been canceled or the terms thereof shall have been renegotiated on a basis no less favorable to the Company than would be the case if such transaction had been effected with an unrelated third-party.

     10.14 Opinion of Counsel. American shall have received an opinion from Miller, Nash, Wiener, Hager & Carlsen, counsel to the Stockholders, dated the Closing Date, in form and substance satisfactory to American.

     10.15 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency and any other person or entity relating to the consummation of the Merger and the transactions contemplated hereby shall have been obtained and made.

     10.16 Additional Liabilities and Obligations. The Stockholders shall have delivered to American a schedule, dated the Closing Date, updating the information on Schedule 6.10 as of the Closing Date.

     10.17 Additional Contracts. The Stockholders shall have delivered to American a schedule, dated the Closing Date, showing all material contracts and agreements of the type required to be set forth on Schedule 6.14, together with copies thereof, entered into by Company since the date of Schedule 6.14.

     10.18 Repayment of Indebtedness. Prior to the Closing Date, the Stockholders shall have repaid the Company in full all amounts owing to the Company by them.

     10.19 Documents Relating to Termination of S Corporation Status. The Stockholders shall have delivered to American the documents described in Section 6.22(a) relating to the termination of the Company's status as an S corporation in proper form for filing with appropriate federal tax authorities.

11.  COVENANTS AFTER CLOSING.

     11.1 Release from Guarantees. After the Closing, American shall use its reasonable efforts to have Dennis H. Marsh and Gwen Marsh released from the personal guarantees specified on Schedule 11.1 of indebtedness of the Company. In the event that American cannot obtain a release for any such guarantee within the 120 day period following the Closing, American shall pay off or otherwise refinance or retire the indebtedness related to such guarantee and, with respect to each month (or portion thereof) after such 120-day period until such guarantee is released or such indebtedness is repaid, shall pay Dennis H. Marsh a monthly guarantor's fee at the rate of 1.5% of the average daily balance of such indebtedness outstanding during the preceding month. Such fee shall be paid on the first day of each month and shall be prorated for partial months.

     11.2 Payment of Taxes. The Stockholders shall pay by April 15, 1993, and shall at all times indemnify and hold American and the Surviving Corporation harmless with respect to, all income tax liabilities (including penalties and interest) resulting from the termination of the Company's status as an S corporation and from the Company's use of the cash method of accounting for tax purposes and from the Company's change from the cash method of accounting for income tax purposes to the accrual method of accounting for income tax purposes.

     11.3 Filing Final Tax Return. American shall cause the Surviving Company to file an accurate and complete final S corporation tax return for the Company as of December 31, 1992.

12.  INDEMNIFICATION.

     The provisions of this Agreement relating to the parties' indemnification obligations with respect to certain matters are set forth in Exhibit 12 hereto, which is incorporated by reference herein as if fully set forth herein.

13.  TERMINATION OF AGREEMENT.

     13.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of the parties hereto;

          (b) by the Stockholders and the Company or by American and Newco if the Closing shall not have been consummated on or prior to January 31, 1993, or such later date, if any, as American and the Stockholders may agree upon writing; and

          (c) by the Stockholders and the Company, on the one hand or by American and Newco, on the other hand, in the event of a material breach or default by the other parties hereto of any provision of this Agreement and, in the case of a breach or default that is capable of being cured, continuation of such breach or default for a period of 15 days (but not later than January 31, 1993) after written notice thereof shall have been given to the breaching party.

     13.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of his or its representations, warranties, covenants or agreements contained in this Agreement. The provision of this Section 13 and of Sections 8.5, 15 and 17.5 shall survive the termination of this Agreement.

14.  NONCOMPETITION.

     14.1 Prohibited Activities. The Stockholders agree that they shall not:

          (i) for the period of five years following the Closing Date in the case of Dennis H. Marsh and the period of three years following the Closing Date in the case of Michael T. Marsh, establish, enter into, be employed by or for, advise, consult with or become an owner in part of, any company, partnership, corporation or other entity or venture that engages in the business of, or in any way engage in the business (for himself or others whether as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or representative), of providing ambulance services or pre-hospital care and medical or handicapped transportation, (A) in the case of Dennis H. Marsh, within 100 miles of any location in which the Company, American or any of their respective subsidiaries conducts business as of the Closing Date or
     (B) in the case of Michael T. Marsh, within 100 miles of any location in which the Company (or any subsidiary of the Company) or any other subsidiary of American for which he has served as an employee or provided significant on-site services conducts or has conducted business. (For purposes of this Article 14 the geographic region that applies to Dennis H. Marsh and Michael T. Marsh, as the case may be, is referred to as the "Territory");

          (ii) for a period of five years following the Closing Date in the case of Dennis H. Marsh and the period of three years following the Closing Date in the case of Michael T. Marsh, call upon any person who is, at that time, employed by American or the Surviving Corporation, or any of their respective subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of American or the Company or any of their respective subsidiaries;

          (iii) for a period of five years following the Closing Date in the case of Dennis H. Marsh and the period of three years following the Closing Date in the case of Michael T. Marsh, call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of American, the Company or the Surviving Corporation or any of their respective subsidiaries within the Territory for the purpose of soliciting or selling medical transportation services;

          (iv) for a period of five years following the Closing Date in the case of Dennis H. Marsh and the period of three years following the Closing Date in the case of Michael T. Marsh, call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any Stockholder or for which any Stockholder made an acquisition analysis for himself or for American or the Company; or

          (v) for a period of five years following the Closing Date in the case of Dennis H. Marsh and the period of three years following the Closing Date in the case of Michael T. Marsh, disclose the Surviving Corporation's customers, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever unless otherwise publicly known through no fault of either Stockholder.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholders from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

     14.2 Damages. Because of the difficulty of measuring economic losses to American and the Company as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to American and the Company for which they would have no other adequate remedy, the Stockholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by American or the Company by injunctions and restraining orders.

     14.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 14 impose a reasonable restraint on the Stockholders in light of the activities and business of the Company on the date of the execution of this Agreement and the future plans of the Company.

     14.4 Severability; Reformation. The covenants in this Section 14 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     14.5 Independent Covenant. All of the covenants in this Section 14 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Stockholders against the Company or American, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by American or the Company of such covenants. It is specifically agreed that the period of five years stated above, shall be computed by excluding from such computation any time during which the Stockholders are in violation of any provision of this Section 14 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action American or the Company seeks to enforce the agreements and covenants of the Stockholders or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

     14.6 Materiality. The Stockholders acknowledge and agree that the covenants set forth in this Section 14 are a material and substantial part of this transaction.

15.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

     15.1 Stockholders. The Stockholders recognise and acknowledge that they had in the past, currently have, and in the future may possibly have, access to (a) certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company, and (b) certain confidential information about American and its subsidiaries. The Stockholders agree that they will not use such confidential information for their own benefit or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of American, unless such information becomes known to the public generally through no fault of the Stockholders or unless such Stockholders are required by law to disclose such information. If the Stockholders are requested to provide such information pursuant to requirements of applicable law, they shall notify American as promptly as possible and shall allow American the opportunity to oppose such request. In the event of a breach or threatened breach by the Stockholders of the provisions of this Section, American and the Company shall be entitled to an injunction restraining the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting American and the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     15.2 American. American recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of the Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Company. This confidential information has been provided to American and its representatives for the purpose of evaluation the transactions contemplated by this Agreement. American agrees that without the prior written consent of the Stockholders prior to the Closing and following any termination of this Agreement, it will not use such confidential information other than for the purposes for which it has been provided and will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, unless such information becomes known to the public generally through no fault of American or unless American is required by law or the requirements of the New York Stock Exchange to disclose such information. In the event that American is required to provide such information pursuant to the requirements of applicable law (other than disclosure requirements) it shall notify Dennis H. Marsh, acting on behalf of the Company and the Stockholders, as promptly as possible and shall allow Dennis H. Marsh, acting on behalf of the Company and the Stockholders, the opportunity to oppose such request. In the event of a breach or threatened breach by American of the provisions of this Section, the Stockholders shall be entitled to an injunction restraining American from disclosing, in whole or in part, such confidential information. Nothing contained herein shill be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     15.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, American, Newco, the Company and the Stockholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

16.  FEDERAL SECURITIES ACT AND RESTRICTIONS ON THE SHARES.

     The Stockholders acknowledge that the Shares will not be registered for resale under the Act or under any state securities laws and may not be resold or otherwise transferred except pursuant to an effective registration, statement under the Act or in accordance with Rule 145 promulgated thereunder and in accordance with applicable state securities laws. The certificates evidencing the Shares will bear the following legend:

     THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED FOR RESALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF REPRESENTS IN WRITING TO AMERICAN MEDICAL RESPONSE, INC. THAT HE AGREES TO COMPLY WITH RESALE LIMITATIONS UNDER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH TRANSFERS.

     In connection with any request by a Stockholder to remove the legend above with respect to any Shares for sale pursuant to Rule 145, such Stockholder shall deliver to American a representation letter with respect to such Shares in the form of Annex V attached hereto properly executed by such Stockholder. American shall instruct its transfer agent to remove such legend with respect to such Shares promptly after receipt by American of such letter.

     16.1 Sophistication. The Stockholders represent and warrant to, and covenant with, American as follows:

          (a) the Stockholders have been provided as much time and opportunity as they deemed appropriate to review and study the Prospectus and to consult with American regarding the merits and risks of the transactions contemplated by this Agreement;

          (b) the Stockholders have each had adequate opportunity to ask questions of and receive answers from the officers of American. concerning any and all matters pertaining to the transactions referred to in the Prospectus which they deemed appropriate, including, without limitation, the background and experience of such officers and the Board of Directors of American and the current conduct and status of and prospects of American's business;

          (c) the Stockholders have each in fact asked of American's officers any and all questions of the nature described in clause (b) above which they have desired to ask, and all such questions have been answered to the satisfaction of the Stockholders;

          (d) the Stockholders are the true parties in interest and are not acquiring any of the Shares for the benefit of any other person or entity;

          (e) the Shares are being acquired by each Stockholder for his own account for investment and is not being acquired with a view to the resale, redistribution, subdivision or fractionalization thereof in violation of applicable law;

          (f) each Stockholder has such knowledge and experience in financial and business matters and investments in general that he is capable of evaluating the merits and risks of the ownership of the Shares;

          (g) each Stockholder understands that the Shares that he will receive cannot be readily sold without compliance applicable state and federal securities laws; and

          (h) each Stockholder will deliver to American notice any intention to resell any Shares in order to afford American the opportunity to advise such Stockholders with respect to applicable procedural requirements.

     16.2 Registration Rights.

          (a) During the three month period following the Closing Date, Dennis
     H. Marsh may, by written notice furnished to American, request that American register for his account under the Act all or a specified portion of the Shares held by him. After receipt of such written notice, American shall use its reasonable efforts to prepare and file a registration statement with respect to such Shares with the SEC and cause such registration statement to become effective within the 90 day period following American's receipt of such notice and to use its reasonable efforts to cause such registration statement to remain effective for a period of at least 60 days (or such shorter period during which Dennis H. Marsh shall have sold all Shares which he requested to be registered) and shall use its best efforts to register and qualify the Shares covered by such registration statement under applicable state securities laws as Dennis H. Marsh shall reasonably request for the distribution of such Shares.

          (b) In connection with such registration, Dennis H. Marsh shall furnish to American such information regarding him and the distribution of Shares held by him as American may from time to time request, and Dennis H. Marsh agrees to indemnify and hold harmless American, its directors, officers and any person who controls American within the meaning of Section 15 of the Act against any and all losses, claims, damages and liabilities (or action in respect thereof) relate to statements or omissions made in such registration statement, any prospectus included therein, or amendments to such registration statement or any such prospectus, in reliance upon such information provided by Dennis H. Marsh and agrees to reimburse each such person for any reasonable legal or other expenses incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability that Dennis H. Marsh may otherwise have.

          (c) American agrees to indemnity and hold harmless Dennis H. Marsh against any and all losses, claims, damages, and liabilities to which Dennis H. Marsh may become subject under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Shares, or in the prospectus included therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse Dennis H. Marsh, for any reasonable legal or other expense incurred by him in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that American will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information furnished to American by or on behalf of Dennis H. Marsh for use in connection with the preparation thereof. This indemnity agreement will be in addition to any liability that American may otherwise have. American also agrees, in the case of an underwritten public offering effected pursuant to this Section 16.2, to provide customary indemnification to the underwriters of such offering.

          (d) All expenses incurred in connection with registration pursuant to
     Section 16.2(a), including without limitation, registration and filing fees, printing costs, and legal fees and expenses of Dennis H. Marsh (but excluding underwriting discounts and commissions), shall be borne by American; provided, however, that American shall not be required to pay more than an aggregate of $1,250 of such legal fees.

     16.3 Availability of Rule 145. American shall not be obligated to register, or to keep a registration statement in effect pursuant to Section 16.2 with respect to, Shares held by Dennis H. Marsh at any time when the aggregate number of Shares then held by him is not more than the number of Shares that may be sold by him at the time within the volume limitations of Rule 145 relating solely to the number of Shares outstanding promulgated under the Act.

17.  GENERAL.

     17.1 Cooperation. The Stockholders and American shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. The Stockholders will cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with American and the Surviving Corporation on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     17.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns of American, and the heirs and legal representatives of the Stockholders.

     17.3 Entire Agreement. This Agreement (including the schedules and annexes attached hereto) and the documents and instruments delivered pursuant hereto constitute the entire agreement and understanding between the Stockholders, the Company, American and Newco and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Stockholders and on behalf of the Company, American, and Newco by their respective duly authorized officers.

     17.4 Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

     17.5 Expenses.

          (a) American will (i) pay the fees and expenses of its independent public accountants for their audit and review referred to in Section 10.4, if the Merger is consummated and such audit and review does no disclose a material adverse change in either the amount of stockholders' equity or the amount of operating income of the Company from that reflected on the financial statements furnished by the Company to American (other than changes previously disclosed to American in writing) and (ii) pay the other fees, expenses and disbursements of American and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto, whether or not the Merger is consummated. For purposes of clause (i) of this Section 17.5, the term "material" means, with respect to an adverse change, an adverse change of $100,000 or more.

          (b) If the Merger is consummated, (i) the Company will pay all of the fees, expenses and disbursements of the Company and the Stockholders and their respective agents, representatives, accountants and counsel incurred on or before November 19, 1992, in connection with the subject matter of this Agreement and all of the legal and accounting costs incurred by the Company in the ordinary course of business and (ii) the Stockholders will pay the fees, expenses and disbursements of the Company and the Stockholders and their respective agents, representatives, accountants and counsel incurred after November 19, 1992, in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by the Stockholders and the Company under this Agreement, including the cost of the environmental audits referred to in Section
     10.11. If the Merger is not consummated, the fees and expenses described in the first sentence of this Section 17.5(b) shall be borne by the Company or the Stockholders, as they may determine. Whether or not the Merger is consummated, the Stockholders will pay the fees and expenses of American's independent public accountants for their audit and review referred to in
     Section 10.4 if American is not required to pay such fees and expenses pursuant to clause (a)(i) of this Section 17.5.

     17.6 Notices. All notices of communication required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including telex, telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible for, to such address (evidenced in the case of a telex by receipt of the correct answerback) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

     If to American or Newco, addressed to them at:

          67 Batterymarch Street
          Suite 300
          Boston, Massachusetts 02110
          Attention: President

     with a copy to:

          Ropes & Gray
          One International Place
          Boston, Massachusetts 02110-2624
          Attention: Keith F. Higgins, Esq.

     If to the Stockholders, addressed to them at:

          Dennis H. Marsh
          1270 High Street
          Gladstone, Oregon 97027-1619

          Michael T. Marsh
          980 Cornell Avenue
          Gladstone, Oregon 97027-1619

     with a copy to:

          Miller, Nash Wiener, Hager & Carlsen
          111 S.W. Fifth Avenue
          Portland, Oregon 97204-3699
          Attention: J. Franklin Cable, Esq.

     17.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Oregon.

     17.8 Survival of Representation and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby for such periods as are specified in Exhibit 12 and any examination on behalf of the parties.

     17.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     17.10 Time. Time is of the essence of this Agreement.

     17.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        AMERICAN MEDICAL RESPONSE, INC.


                                        By: /s/ x
                                            ------------------------------------
                                        Title: President


                                        BMS ACQUISITION, INC.


                                        By: /s/ x
                                            ------------------------------------
                                        Title: Vice President


                                        BUCK MEDICAL SERVICES, INC.


                                        By: /s/ x
                                            ------------------------------------
                                        Title: President


                                        Stockholders of Buck Medical Services,
                                        Inc.


                                        /s/ Dennis H. Marsh
                                        ----------------------------------------
                                        Dennis H. Marsh


                                        /s/ Michael T. Marsh
                                        ----------------------------------------
                                        Michael T. Marsh

                          LIST OF ANNEXES AND SCHEDULES

Annex No.          Description
---------          -----------
Annex I            Articles of Merger
Annex II           Form of Escrow Agreement
Annex III-A        Form of Employment Agreement for Michael T. Marsh
Annex III-B        Form of Employment Agreement for Trace Skeen
Annex IV           Form of Consulting Agreement
Annex V            Form of Representation Letter

Schedule No.       Description

Schedule 3.1(c)    Merger Consideration
Schedule 6.1 Certified Copies of Articles of Incorporation and By-laws of the Company
Schedule 6.3       Consents
Schedule 6.4       Ownership of Company Stock
Schedule 6.5       Transactions in Capital Stock
Schedule 6.7       Equity Interests
Schedule 6.8       Predecessor Status, etc.
Schedule 6.9       Financial Statements
Schedule 6.10      Liabilities and Obligations
Schedule 6.11      Accounts and Notes Receivable
Schedule 6.12      Permits and Intangibles
Schedule 6.13      Real and Personal Property
Schedule 6.14      Material Contracts and Commitments
Schedule 6.15      Labor Matters
Schedule 6.17(a)   Insurance
Schedule 6.17(b)   Certain Exceptions
Schedule 6.18      Compensation
Schedule 6.19      Employee Benefit Plans
Schedule 6.22      Taxes
Schedule 6.24      Governmental Contracts
Schedule 6.25      Absence of Changes
Schedule 6.26      Deposit Accounts; Powers of Attorney
Schedule 6.27      Environmental Matters
Schedule 6.28      Underground Storage Tanks
Schedule 8.3(e)    Permitted Capital Expenditures
Schedule 8.3(g)    Permitted Liens
Schedule 8.3(h)    Permitted Dispositions of Property
Schedule 10.11     Specified Leased Properties
Schedule 10.12     Assets and Liabilities of Durable Medical Division
Schedule 10.1      Specified Personal Guarantees

Exhibit      Description
-------      -----------
Exhibit 12   Certain Indemnification Obligations

Schedule 3.1(c)

Merger Consideration

                   Value of American
                      Common Stock        Cash       Escrow
                   -----------------   ----------   --------
Dennis H. Marsh        $2,165,000      $4,650,000   $725,000

Michael T. Marsh          135,000         100,000     25,000
                       ----------      ----------   --------
   TOTAL               $2,300,000      $4,750,000   $750,000
                       ==========      ==========   ========

                                                       THIS SPACE FOR OFFICE USE

Submit the original Corporation Division - Business Registry and one true copy

$10.00

Survivor's Registry Number:

083500-19
ARTICLES OF MERGER
Business and/or Nonprofit Corporations

PLEASE TYPE LEGIBLY IN BLACK INK

1.   Names of the corporations proposing to merge:

     A.   Buck Medical Services, Inc.

     B.   A.A. Ambulance Service of Portland, Inc.

2.   Name of the surviving corporation:

          Buck Medical Services, Inc.

3.   A copy of the plan of merger is attached.

4.   Corporation A - check the appropriate statement:

     [ ] Shareholder/membership was not required. The plan approved by a sufficient vote of the board of directors.

     [X]  Shareholder/membership approval was required. The vote was as follows:

If Corporation A is   Class(es)          Number of shares    Number of votes   Number of votes   Number of votes
a business            entitled to vote   outstanding         entitled to be    cast for          cast against
corporation                                                  cast

                      Common             100                 100               100               0

If Corporation A is   Class(es) or       Number of members   Number of votes   Number of votes   Number of votes
a nonprofit           series of shares   entitled to votes   entitled to be    cast for          cast against
corporation                                                  cast

Corporation B - check the appropriate statement:

     [ ] Shareholder/membership was not required. The plan approved by a sufficient vote of the board of directors.

     [X]  Shareholder/membership approval was required. The vote was as follows:

If Corporation B is   Class(es) or       Number of members   Number of votes   Number of votes   Number of votes
a business            series of shares   entitled to vote    entitled to be    cast for          cast against
corporation                                                  cast

                      Common             100                 100                100                 0

If Corporation B is   Class(es)          Number of shares    Number of votes   Number of votes   Number of votes
a nonprofit           entitled to vote   outstanding         entitled to be    cast for          cast against
corporation                                                  cast


Execution for
Corporation     /s/ David Trace Skeen
Surviving       ---------------------   David Trace Skeen   President
Corporation           Signature            Printed Name       Title

Person to contact about this filing:   Linda S. Day   (617) 951-7459
                                       Name           Daytime phone number

MAKE CHECKS PAYABLE TO THE CORPORATION DIVISION.
(11/93)

PLAN OF MERGER

This Plan of Merger is made as of the 28 day of August, 1995 between Buck Medical Services, Inc., an Oregon corporation ("Buck"), and A.A. Ambulance Service of Portland, Inc., an Oregon corporation ("Merging Corporation"). Each of Buck and Merging Corporation agrees as follows:

1. At the Effective Time (as defined in Section 5 below), Merging Corporation shall be merged with and into Buck pursuant this Plan of Merger and the provisions of the Oregon Business Corporation Act. The separate existence of Merging Corporation shall cease upon effectiveness of the merger and thereupon Merging Corporation and Buck shall be a single corporation (the "Surviving Corporation").

2. All shares of stock of Merging Corporation shall be cancelled as of the Effective Time. There shall be no distribution of cash to, or conversion of shares of, Merging Corporation pursuant to this Plan of Merger. All shares of Buck will be converted into an equal number of shares of the Surviving Corporation.

3. The Articles of Incorporation of Buck as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation and shall continue in full force and effect until amended in the manner prescribed by the Oregon Business Corporation Act.

4. The Board of Directors and the proper officers of Merging Corporation and Buck, respectively, are authorized and directed to execute and deliver all documents, papers and instruments and to take all such action necessary or desirable to evidence or carry out the provisions of this Plan of Merger.

5. The merger shall take effect on September 1, 1995 (the "Effective Date").

6. The merger shall have the effect set forth in the Oregon Business Corporation Act.

     IN WITNESS WHEREOF the undersigned have executed this Plan of Merger this 28 day of August, 1995.

BUCK MEDICAL SERVICES, INC.


By: /s/ X
    ---------------------------------
    President


A.A. AMBULANCE SERVICE OF PORTLAND, INC.


By: /s/ X
    ---------------------------------
    President

                                                  THIS SPACE FOR OFFICE USE ONLY

Submit the original   Corporation Division - Business Registry
and one true copy     Public Service Building
$10.00                255 Capitol Street NE, Suite 151
                      Salem, OR 97310-1327
                      (503) 966-2200 Facsimile (503) 378-4361

Registry Number:

083500-19

ARTICLES OF AMENDMENT
By Incorporators, Directors or Shareholders

PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

1.   Name of the corporation prior to amendment:

     Buck Medical Services, Inc.

2. State the article number(s) and set forth the article(s) as it is amended to read or attach a separate sheet.
     Article I -- The name of the corporation shall be American Medical Response Northwest, Inc.

3. The amendment(s) was adopted on February 1, 1996. (If more than one amendment was adopted, identify the date of adoption of each amendment.)

4.   Check the appropriate statement:

     [X] Shareholder action was required to adopt the amendment(s). The vote was as follows:

Class or series of   Number of shares     Number of votes     Number of votes   Number of votes
shares                  outstanding     entitled to be cast       cast for        cast against
------------------   ----------------   -------------------   ---------------   ---------------
Common                      100                 100                 100

     [ ] Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

     [ ] The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

Execution: /s/ Mark V. Gregg
           -----------------   Mark V. Gregg,   Vice President
           Signature           Printed Name     Title

Person to contact about this filing: J. Terrence Bittner   (503) 228-5626
                                     Name                  Daytime phone number

MAKE CHECKS PAYABLE TO THE CORPORATION DIVISION OR INCLUDE YOUR VISA OR MASTERCARD NUMBER AND EXPIRATION DATE _____-_____-_____-_____ ___/__. SUBMIT THE COMPLETED FORM AND FEE TO THE ABOVE ADDRESS OR FAX TO (503) 378-4381.